CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the inclusion in this registration statement on Form S-8 (1996 Employee Stock Incentive Plan of Food Lion, Inc.) of our report dated Febuary 7, 1996, on our audits of the financial statements and financial statement schedules of Food Lion, Inc. as of December 30, 1995 and December 31,1994, and for the years ended December 30, 1995, December 31, 1994 and January 1, 1994.



Coopers & Lybrand L.L.P.
May 13, 1996